Exhibit 99.1

XPO Logistics, Inc. to Purchase All Shares Held by Elliott Capital Advisors, L.P. in XPO Logistics Europe

GREENWICH, Conn. — November 25, 2019 — On November 22, 2019, XPO Logistics, Inc. (NYSE: XPO) agreed to purchase all shares in XPO Logistics Europe (ISIN FR0000052870) held by Elliott Capital Advisors, L.P. for a total price of €233,513,280, representing 898,128 shares acquired at €260 per share. The transaction was mutually agreed upon by XPO Logistics, Inc., Elliott Capital Advisors, L.P. and their respective affiliates.

XPO Logistics, Inc. reserves the right, in its sole discretion, to purchase in the future additional shares (if any) of XPO Logistics Europe stock.  In the event that the company chooses to do so, these purchases could be accomplished through various methods, including privately negotiated transactions, open market purchases or in a tender offer.

About XPO Logistics

XPO Logistics, Inc. (NYSE: XPO) is a top ten global logistics provider of cutting-edge supply chain solutions to the most successful companies in the world. The company operates as a highly integrated network of people, technology and physical assets in 30 countries, with 1,531 locations and approximately 100,000 employees. XPO uses its network to help more than 50,000 customers manage their goods most efficiently throughout their supply chains. XPO's corporate headquarters are in Greenwich, Conn., USA, and its European headquarters are in Lyon, France. xpo.com

Media Contact

XPO Logistics, Inc.

Erin Kurtz

+1-203-489-1586
erin.kurtz@xpo.com